Exhibit 10.9

(English Translation)

Exclusive Licensing Agreement

For the Cultivation Technology

of Cordyceps Militaris

Licensor: Runjiao Wang

Address: No. 312, 7th Building, Huaxiang 4th residential district, Tiexi district, Shenyang City, Liaoning Province, P.R. China.

Representative: Runjiao Wang (ID: 210106195106094013)

Licensee: Daqing Shuaiyi Biotech Co., Ltd.

Address: East side of Railway, Xinzhan Town, Zhaoyuan County, Heilongjiang Province, P.R. China.

Representative: Weihan Zhang

Place of Signing: Harbin City, Heilongjiang Province, P.R. China.

Date: April 10th, 2006

Definition: Cultivation technology of Cordyceps Militaris means the technical know-how for strains cultivation, cultivation techniques for any growth stage, processing method, picking, drying and finished goods packing of Cordyceps Militaris during the complete process.

Whereas, the Licensor Professor Runjiao Wang has cultivation technology of Cordyceps Militaris, which was originally developed by the Licensor. The technical know-how has successfully got through its test stages in June 2001. On August 14th, 2001, Professor Wang has filed certain technologies to the State Intellectual Property Office, and some of which have been issued the Notification of Acceptance of the Application from the Patent Administration Department.

Whereas, the Licensee Daqing Shuaiyi Biotech Co., Ltd., has a full understanding of the technology, Licensee desires to purchase the right to use the above mentioned technical know-how.

Whereas, the Licensor agrees to provide to the Licensee and the Licensee agrees to acquire from the Licensor of the above mentioned right to use of the technical know-how, the authorized representatives of both parties, through friendly negotiations, have agreed to enter into the Agreement under the terms and conditions as stipulated below:

Article 1. Terms of Use

As of the Effective Date, the Licensor hereby sells, assigns and transfers to the Licensee all exclusive right, title and interest in and to the cultivation technology of Cordyceps Militaris for ten years. The Licensee accepts such transfer and assignment.

Article 2. Delivery of the Technical Documentation

1. The Licensor shall deliver to the Licensee all the Technical Documentation related to the cultivation technology of Cordyceps Militaris.

2. Professor Runjiao Wang agrees to serve as a chief technology officer to assist the Licensee in the application of the technology.

Article 3. Time-limits, place and method of Delivery

1.

Time-limits

Within three (3) days after the effectiveness of this Agreement, Licensor should deliver to the Licensee all the cultivation technology of Cordyceps Militaris related documents.

2.

Place and Method.

Licensor should deliver all the cultivation technology of Cordyceps Militaris related documents to the Licensee directly. The delivery shall be held at the office of Daqing Shuaiyi Biotech Co., Ltd., East side of Railway, Xinzhan Town, Zhaoyuan County, Heilongjiang Province, P.R. China.

3. Within one (1) week after Professor Runjiao Wang handed over the technique documents, Daqing Shuaiyi Biotech Co., Ltd. should sign a Labor Agreement with Professor Runjiao Wang for the employment of Professor Wang as the company’s chief technology officer to assist the company in the application of the technique.

Article 4. Application of the technique and method

Prior to the time of signing this Agreement, the technology has not been utilized in any industrialized production. Within ten years after the effectiveness of this Agreement, the Licensor cannot transfer the same right under this Agreement to a third party and cannot conduct industrialized production by himself.

Article 5. The scope of application of the patent

The Licensor has applied for patents for the technology. Upon the effectiveness of this Agreement, the use of patent right, if granted, and the following applied patent right (no matter who is the applicant) all belong to the Licensee. After the expiration of this Agreement, the Licensee would have priority over other purchaser of all the patents related to the technology.

Article 6. Purchase Price and Payment

Subject to the provisions of this Agreement, the purchase price for the cultivation technology of Cordyceps Militaris shall be payable as set forth below: based on the Patent Value Appraisal Report (No. [2006]11th ) issued by the qualified agency, the company agrees to purchase a ten-year exclusive right to use within China the technology in the cultivation and growing of Cordyceps Militaris for RMB30,000,000, payable in cash over five years. 20% of the total price (RMB 6,000,000) must be paid every year upon the effectiveness of this Agreement. Licensee shall make the first payment to Licensor of RMB 6,000,000 at the end of August 2008.

Article 7. The Invalid of the Techniques

Upon the effectiveness of this Agreement, in the application of the secret process and method, the Licensee must strictly comply with the technology in the cultivation and growing of Cordyceps Militaris. In the event that the technology is ineffective or cannot achieve the desired effects, the entire purchase price should be refund back to the Licensee, the technology related documents are not returnable.

Upon the effectiveness of this Agreement, in the application of the technology, if the Licensee fails to strictly comply with the requirements in the cultivation and results in the technology is ineffective or cannot achieve the desired effects, the entire purchase price should not be refund back to Licensee, and the technique related documents are not returnable.

Article 8. Appendix

The appendix attached to this Agreement is part of the Agreement and shall have the same legal status of the Agreement. Appendix includes:

1. Current value of intangible assets (Cordyceps Militaris high-yield cultivation techniques and new products processing technique) appraisal report;

2. All the patents.

Article 9. Taxes and Duties

All the taxes and duties in connection with and in the execution of the Agreement to be imposed by the Government of the PRC shall be paid by the Licensor.

Article 10. Guarantees and Claims

1. If the Licensor fails to deliver the Technical documentation as requested, Licensee shall be entitled to terminate the Agreement, in such case, both parties shall not claim any damages.

2. After the Licensor delivers all the documents as requested to the Licensee and assists the Company in the application of the techniques, if the Licensee fails to pay the purchase price on time, the Licensor is entitled to a late fee. The late fees of 0.005% of the sum payable shall be paid every expired day.

Article 11. Settlement of Disputes

All disputes arising from the execution of this Agreement shall be settled by both parties through friendly consultations. In case not settlement to the disputes can be reached by both parties through friendly consolations, the disputes shall be settled through arbitration.

Article 12. Miscellaneous

Other matters related to this Agreement shall be dealt with through negotiation.

Article 13

There are two copies of this Agreement with each party holding one and both have the same legal effect.

The Licensor:

The Licensee:

By: _______________________

By: _______________________

April 10th, 2006

April 10th, 2006